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                                                Exhibit 11.1

                                      COMPUTATION OF NET LOSS PER SHARE
                                                (Unaudited)


                                                      Three months ended June 30,            Six months ended June 30,
                                                        1997               1996               1997               1996
                                                 ----------------    ----------------    ------------      --------------

Primary
Net loss .................................       $   (5,736,000)     $    (1,682,000)    $ (11,173,000)    $  (8,484,000)
                                                 ===============     ================    ==============    ==============

Weighted average common shares outstanding            12,365,451          11,872,255        12,368,328        11,148,338
                                                 ---------------     ----------------    --------------    --------------
Net loss per share .......................       $        (0.46)     $         (0.14)    $       (0.90)    $       (0.76)
                                                 ===============     ================    ==============    ==============



Fully diluted
Net loss .................................       $   (5,736,000)     $    (1,682,000)    $  11,173,000)    $  (8,484,000)
                                                 ===============     ================    ==============    ==============

Weighted average common shares outstanding           12,365,451           11,872,255        12,368,328        11,148,338
                                                 ---------------     ----------------    --------------    --------------
Net loss per share .......................       $        (0.46)     $         (0.14)    $       (0.90)    $       (0.76)
                                                 ===============     ================    ==============    ==============
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